Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:
January 26, 2006	Shona L. Bedwell
2006-06	317.808.6169

For Media Inquiries, contact:
Tom Wiser
317.808.6137

Duke Announces Mid-Atlantic Acquisitions

Portfolio and Land Positions Strengthen Duke’s Port and Market Expansion Strategy

Indianapolis – Duke Realty Corporation (DRE/NYSE) has entered into a purchase agreement to acquire 32 suburban office and light industrial buildings located in three primary submarkets in Northern Virginia, as well as certain operating assets, from The Mark Winkler Company and affiliates.  The transaction is expected to close in the first quarter.

Encompassing more than 2.9 million square feet, these properties are located in the Alexandria/I-395 Corridor, Chantilly and I-28 North Corridor submarkets.  In addition, the portfolio includes approximately 166 acres of undeveloped land located in major business parks that can support the future development of approximately 3.7 million square feet of office and industrial buildings.  Banc of America Securities LLC acted as exclusive financial advisor to the Company and Bank of America, N.A. delivered its commitment to provide bridge financing to the Company in connection with this transaction.

The Company also announced the acquisition of approximately 184 acres of land in Baltimore, Maryland, that can support the future development of approximately 2.8 million square feet of bulk industrial projects.  The site is located adjacent to the Port of Baltimore and is in close proximity to two major railroad terminals connecting Baltimore to key U.S. cities such as Washington, D.C., Philadelphia, Chicago and Atlanta.

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Denny Oklak, Duke’s Chairman and Chief Executive Officer, stated, “This past year, we announced our intention to pursue new market opportunities.  The metro Washington, D.C. transaction will provide us with a critical mass of valuable land in one of the best office markets in the country, and an experienced management, development, leasing and operating team with a superior track record.  The Baltimore transaction will allow us to further expand our plan to capitalize on the growth of port and intermodal distribution activity.  These two transactions provide Duke with a significant presence in vibrant submarkets creating superior suburban office and industrial new development opportunities in the Mid-Atlantic region. “

About Duke Realty Corporation

Duke Realty Corporation is the largest publicly traded office and industrial real estate company in the United States.  Offering a complete range of real estate products and services, Duke produces over $800 million in annual revenue from approximately 3,500 clients and focuses on building dominant market positions across the Midwest, Southwest and Southeast.  Duke owns interests in more than 105 million square feet of properties, has over 1,100 employees and owns or controls approximately 4,800 acres of undeveloped land that can support approximately 69 million square feet of future development.  Visit Duke on the web at www.dukerealty.com.

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